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                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


   We consent to the incorporation by reference in this Registration Statement of Form S-3 of our report dated November 14, 1997, with respect to the statements of financial position of the U.S. Department of Energy Naval Petroleum Reserve No. 1 (NPR-1) as of September 30, 1997 and 1996, and the related statements of operations and changes in net position, and cash flows for the year then ended, which appears in Occidental Petroleum Corporation's Current Report on Form 8-K dated February 10, 1998 (date of earliest event reported), and to the reference to our Firm under the heading "Experts" in the prospectus.

   Our report dated November 14, 1997, contains an explanatory paragraph that states that the financial statements were prepared in conformity with the hierarchy of accounting principles and standards defined in U.S. Office of Management and Budget Bulletin No. 94-01, Form and Content of Agency Financial Statements. This hierarchy is a comprehensive basis of accounting other than generally accepted accounting principles.

   Our report dated November 14, 1997, contains an explanatory paragraph that states that on October 6, 1997, DOE announced that Occidental Petroleum Corporation had submitted the highest responsible offer at $3.65 billion for all of the Government's interest in NPR-1.


                                              KPMG PEAT MARWICK LLP

Salt Lake City, Utah
May 5, 1998